UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2015

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On January 28, 2015, an arbitral tribunal of the International Court of Arbitration declared a binding partial award in the matter of an arbitration between First Philippine Electric Corporation (“FPEC”) and First Philippine Solar Corporation (“FPSC”) against SunPower Philippines Manufacturing, Ltd. (“SPML”), a subsidiary of SunPower Corporation (the “Company”). FPSC is a joint venture of FPEC and SPML for the purpose of slicing silicon wafers from ingots. SPML has not purchased any wafers from FPSC since the third quarter of 2012.
The tribunal found SPML in breach of its obligations under its supply agreement with FPSC, and in breach of its joint venture agreement with FPEC. The tribunal ordered that (i) SPML must purchase FPEC’s interests in FPSC for an aggregate of US$30.3 million, subject to adjustment to account for minority interests, and (ii) after completing the purchase of FPEC’s controlling interest in FPSC, to pay FPSC damages in the amount of US$25.2 million. SPML’s purchase of FPEC’s interests in FPSC and the subsequent damages payment to FPSC have been suspended pending the parties’ agreement as to legal arrangements required to complete these transactions, but the transactions are expected to be completed in the first quarter of 2015.
The financial accounting effects of the tribunal’s award under generally accepted accounting principles (“GAAP”) have not been determined. The Company does not expect any impact on its non-GAAP results as a result of this award.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

January 29, 2015	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer